CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, each dated July 14, 2023, and each included in this Post-Effective Amendment No. 7 to the Registration Statement (Form N-1A, File No. 333-264194) of Touchstone ETF Trust (the "Registration Statement").

We also consent to the incorporation by reference of our report dated February 17, 2023, with respect to the financial statements and financial highlights of Touchstone Dynamic Allocation Fund (the "Fund") (one of the funds constituting Touchstone Strategic Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

Cincinnati, Ohio

July 14, 2023